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FOR IMMEDIATE RELEASE
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Contact:  Edward M. Hurwitz             Anne Bowdidge
          Vice President and            Manager of Investor Relations
          Chief Financial Officer       (408) 731-5925
          (408) 731-5000


                   AFFYMETRIX ANNOUNCES CLOSING OF $32.5 MILLION
                                 PRIVATE PLACEMENT

SANTA CLARA, CA -MARCH 25, 1998- Affymetrix, Inc., (NASDAQ: AFFX) announced today that it has completed the private placement of 1 million shares of common stock for an aggregate purchase price of $32.5 million to the Growth Fund of America, Inc., which is managed by Capital Research and Management Company.

The Company intends to use the proceeds from the sale of its common stock for capital expenditures including expansion of its manufacturing capabilities, expansion of its research and development facilities, research and development, expansion of its sales and marketing efforts, working capital and other general corporate purposes.

The common stock sold to the investor has not been registered under the Securities Act of 1933. Accordingly, these shares may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. Affymetrix has agreed to file a registration statement covering resales of these shares by the investor.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Affymetrix has developed and intends to establish its GeneChip-Registered Trademark- system as the platform of choice for acquiring, analyzing and managing complex genetic information in order to improve the diagnosis, monitoring and treatment of disease. The Company's GeneChip system consists of disposable DNA probe arrays containing gene sequences on a chip, reagents for use with the probe arrays, a scanner and other instruments to process the probe arrays and software to analyze and manage genetic information.

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All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, including statements regarding the Company's "expectations", "beliefs", "hopes", "intentions", "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to, uncertainties relating to technological approaches, product development, manufacturing, and market acceptance, uncertainties related to cost and pricing of Affymetrix products, dependence on collaborative partners, uncertainties relating to sole source suppliers, uncertainties relating to FDA and other regulatory approvals, competition, risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix' Annual Report on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended September 30, 1998. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Affymetrix, GeneChip and the Affymetrix logo are registered trademarks used by Affymetrix, Inc

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